Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of August 31, 2025. The following table provides a breakdown of the major components of our Net Asset Value as of August 31, 2025 ($ in thousands, except shares):

Components of Net Asset Value
Investments at Fair Value (cost of $1,153,157)	$1,212,171
Cash and cash equivalents	276,699
Other assets	18,648
Derivative Liabilities at Fair Value (cost of $0 )	(361)
Other liabilities	(26,539)
Accrued performance fee	(3,089)
Management fee payable	(697)
Net Asset Value	$1,476,832
Number of outstanding shares	53,866,490

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of August 31, 2025 ($ in thousands, except shares and per share data):

Type	Monthly Net Asset Value	Number of Outstanding Shares	Net Asset Value per share as of August 31, 2025
Series I
A-II Shares	$327,065	11,998,121	$27.26
F-I Shares	$71,720	2,661,941	$26.94
V Shares	$1	40	$25.00
E shares	$252	9,153	$27.54
I Shares	$32,178	1,189,955	$27.04
S Shares	$3	110	$27.03
Series II
A-II Shares	$975,440	35,430,071	$27.53
F-I Shares	$62,596	2,300,664	$27.21
V Shares	$1	40	$25.00
E shares	$1,183	42,523	$27.82
I Shares	$6,390	233,762	$27.34
S Shares	$3	110	$27.32
Total	1,476,832	53,866,490